EXHIBIT 99.1

Teva's Innovative Portfolio Drives 11th Consecutive Quarter of Growth in Q3 2025; Increases 2025 Outlook for Austedo® and Non-GAAP EPS

For an accessible version of this Press Release, please visit www.tevapharm.com

  Teva reports revenues of $4.5 billion in the third quarter of 2025, an increase of 3% year-over-year (YoY) in U.S. dollars or 1% in local currency (LC). Excluding Japan BV in Q3 2024, revenues increased 5% in U.S. dollars or 3% in LC. United States segment increased by 12%; Europe segment decreased by 10% in LC; and International Markets segment decreased by 10% in LC, or increased by 2% in LC excluding Japan BV in Q3 2024, all compared to the third quarter of 2024.
  GAAP operating income margin of 19.7% and non-GAAP operating income margin of 28.9% (+86 bps YoY), driven by our key innovative brands’ growth. On track for non-GAAP operating profit margin target of 30% by 2027, in line with our Pivot to Growth Strategy.
  Key Innovative brands continue to drive growth, with revenues +33% YoY in LC to $830 million, and to provide value to diverse and critical patient populations:
    AUSTEDO® – shows continued strong growth with global revenues of $618 million in Q3 2025 (+38% in LC YoY); led by U.S. revenue growth (+38% YoY). Increasing AUSTEDO 2025 revenue outlook by $50 million - $100 million to a new range of $2,050 million - $2,150 million.
      Inflation Reduction Act (IRA) price-setting reinforces confidence in our long-term outlook; on track for 2027 revenue target of >$2.5 billion and beyond 2027 peak year revenue target of >$3 billion.
    AJOVY® – global revenues of $168 million (+19% LC YoY). Reaffirming 2025 revenue outlook of $630 million - $640 million.
    UZEDY® – revenues of $43 million (+24% YoY). Reaffirming 2025 revenue outlook of $190 million - $200 million and long-term LAI schizophrenia franchise expectations of $1.5 billion - $2.0 billion, including olanzapine LAI, subject to regulatory approvals.
  Generics portfolio shows stable growth:
    Global generics increased by 2% year-over-year in the third quarter of 2025 in LC excluding Japan BV in Q3 2024; launch of liraglutide injection (the generic version of Saxenda®), the first-ever generic GLP-1 treatment for weight loss, strengthening Teva’s complex generics portfolio.
      Biosimilars strategic portfolio shows strong growth, with revenues on track for 2027 expectations, subject to regulatory product approvals.
  Innovative pipeline achieves key milestones:
    Phase 3 SOLARIS clinical trial data for olanzapine LAI (TEV-‘749) as a treatment for schizophrenia showing no PDSS(1) cases (link).
    emrusolmin (TEV-’286) receiving U.S. FDA ‘Fast Track’ designation for Multiple System Atrophy (link).
    Phase 3 programs for duvakitug (anti-TL1A) in ulcerative colitis (UC) and Crohn’s disease (CD) initiated by Sanofi and Teva in October 2025.
  Transforming and modernizing our business through Teva Transformation programs – combined with innovative product growth expected to achieve 30% non-GAAP operating income margin by 2027. On track to deliver ~$700 million of net savings by 2027. We are on track to achieving our targeted savings for 2025.
  Exclusive discussions with selected buyer on TAPI sale have terminated; Teva to initiate a renewed sales process, maintaining strategic intention to divest.

Q3 2025 Highlights:

  Revenues of $4.5 billion
  GAAP diluted EPS of $0.37
  Non-GAAP diluted EPS of $0.78
  Cash flow generated from operating activities of $369 million
  Free cash flow of $515 million
  Updating full-year outlook(2)(3):
    Revenues of $16.8 billion ‐ $17.0 billion (tightening high-end of the range by -$200 million versus our prior expectations)
    Non‐GAAP operating income of $4.4 billion ‐ $4.6 billion (+$100 million at the low-end; mid-point increased by $50 million)
    Adjusted EBITDA of $4.8 billion ‐ $5.0 billion (+$100 million at the low-end; mid-point increased by $50 million)
    Non‐GAAP diluted EPS of $2.55 ‐ $2.65 (+$0.05 at the low-end, mid-point increased by $0.025)
    Free cash flow of $1.6 billion ‐ $1.9 billion (unchanged)

1 PDSS = post-injection delirium/sedation syndrome
2 Revised 2025 outlook includes no contribution from the Japan BV after Q1 2025 and continues to include a full year contribution from TAPI, as well as exclude the expected income from development milestone payments from Sanofi in connection with the duvakitug Phase 3 study initiation for ulcerative colitis and Crohn’s disease. Japan BV revenues were $73 million in Q3 2024 and $75 million in Q1 2025.
3 This outlook is based on the existing tariff and trade environment as of November 5, 2025.

TEL AVIV, Israel, Nov. 05, 2025 (GLOBE NEWSWIRE) -- Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended September 30, 2025.

Mr. Richard Francis, Teva's President and CEO, said, “Our innovative portfolio driving the 11th consecutive quarter of growth in the third quarter reflects the accelerating momentum of our transformation and the strength of our innovation-led Pivot to Growth strategy. Our key growth drivers—particularly our innovative medicines—delivered a 33% increase in local currency, underscoring their impact on both patient outcomes and our financial performance. As we continue executing our strategy, we remain firmly on track to reach our 30% non-GAAP operating profit margin by 2027 and ~$700 million of net savings target.”

Mr. Francis added, “Following the conclusion of the IRA pricing negotiations, we are reiterating our strong confidence in our AUSTEDO 2027 target. Our differentiated innovative portfolio is now a defining strength for Teva as we transform into a leading innovative biopharma, while our world-class generics business continues to provide a resilient foundation. With our talented team and unwavering commitment to patients, we are confident about Teva’s future and our ability to deliver enduring value to all our stakeholders.”

Pivot to Growth Strategy

In the third quarter of 2025, we continued to execute on the four key pillars of our “Pivot to Growth” strategy, announced in May 2023. As part of this strategy, in the second quarter of 2025 Teva entered its "Accelerate Growth" phase, during which we expect to focus on growing our innovative portfolio, aligning capital allocation to invest in activities we expect to have the highest value, and modernizing our organization and operations to drive both efficiency and cost savings.

  Delivering on our Growth Engines - on the first pillar, our key innovative brands – AUSTEDO, AJOVY and UZEDY – continued to demonstrate strong performance. Collectively, these products grew ~33% in Q3 2025 YoY in local currency. For AUSTEDO, we are raising the 2025 revenue outlook by $50 million - $100 million to a new range of $2,050 million - $2,150 million. For AJOVY and UZEDY, we are reaffirming our previous outlooks of $630 million - $640 million and $190 million - $200 million, respectively. The conclusion of the IRA pricing negotiations reinforces confidence in our long-term outlook for AUSTEDO. We are on track for our 2027 revenue target of >$2.5 billion for AUSTEDO and peak year revenue target of >$3 billion. During the third quarter of 2025, the FDA approved an expansion of AJOVY's indication, to include its use as an anti-CGRP preventive treatment for pediatric episodic migraine in patients aged 6 to17 years who weigh 45 kg or more. This approval marks an important step in Teva’s efforts to advance care for neurological conditions.
  Stepping Up Innovation - on the second pillar, we continued to accelerate the development of certain key pipeline assets. For olanzapine LAI, we presented new long-term safety data from the SOLARIS Trial with no PDSS observed and anticipate filing its New Drug Application (NDA) in Q4 2025. Teva’s investigational therapy emrusolmin (TEV-56286) received U.S. FDA Fast Track designation for the treatment of Multiple System Atrophy (MSA), a rare and progressive neurodegenerative disease with no approved treatments to slow its progression —another step forward in Teva’s commitment to advancing innovative neuroscience therapies. Phase 3 programs for duvakitug (anti-TL1A) in UC and CD were initiated by Sanofi and Teva in October 2025; on track to achieve target enrollment levels in the adult and pediatric populations for DARI’s (Dual-action Asthma Rescue Inhaler) Phase 3 trial at the end of 2025.
  Sustaining Our Generics Powerhouse - on the third pillar, we remain focused on strengthening our world-class global generics business with a streamlined portfolio of high-value complex generics and biosimilars, a robust pipeline, and an integrated global manufacturing and commercial footprint. In the U.S., we received FDA approval and launched liraglutide injection (the generic version of Saxenda®), the first-ever generic GLP-1 treatment indicated for weight loss. This milestone strengthens Teva’s complex generics portfolio, expanding access to effective weight management options for adults and adolescents. Our recently launched biosimilars – SIMLANDI® (adalimumab-ryvk), SELARSDITM (ustekinumab-aekn) and EPYSQLI® (eculizumab-aagh) – continue to grow as does our legacy biosimilar portfolio.
  Focusing our Business - Lastly, on the fourth pillar, to accelerate our growth, we are actively transforming and modernizing our business through Teva Transformation programs. On May 7, 2025, we announced that these programs are expected to generate ~$700 million of net savings through 2027. We are on track to achieving our targeted savings for 2025.
  Teva continues in its effort to sell its active-pharmaceutical ingredient (API) business. Exclusive discussions with a selected buyer on the sale have terminated. Teva is initiating a renewed sales process, maintaining its strategic intention to divest its API business. On December 31, 2024, Teva classified the business (including its R&D, manufacturing and commercial activities) as held for sale.

Third Quarter 2025 Consolidated Results

Revenues in the third quarter of 2025 were $4,480 million, an increase of 3% in U.S. dollars, or 1% in local currency terms compared to the third quarter of 2024. This increase was mainly due to higher revenues from AUSTEDO and from generic products including biosimilars in our U.S. segment, partially offset by lower revenues from generic products in our International Markets segment due to the divestment of our business venture in Japan, from generic products in our Europe segment, and from certain other innovative products in all of our segments, as well as lower year-over-year proceeds from the sale of certain product rights.

Exchange rate movements during the third quarter of 2025, net of hedging effects, positively impacted revenues by $106 million, compared to the third quarter of 2024.

Exchange rate movements during the third quarter of 2025, including hedging effects, had a positive impact of $21 million on our operating income and non-GAAP operating income compared to the third quarter of 2024.

Gross profit in the third quarter of 2025 was $2,304 million, an increase of 7% compared to $2,148 million in the third quarter of 2024. Gross profit margin was 51.4% in the third quarter of 2025, compared to 49.6% in the third quarter of 2024. Non-GAAP gross profit was $2,475 million in the third quarter of 2025, an increase of 6% compared to $2,327 million in the third quarter of 2024. Non-GAAP gross profit margin was 55.3% in the third quarter of 2025, compared to 53.7% in the third quarter of 2024. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to higher revenues from AUSTEDO.

Research and Development (R&D) expenses, net in the third quarter of 2025 were $256 million, an increase of 7% compared to $240 million in the third quarter of 2024. Our higher R&D expenses, net in the third quarter of 2025 compared to the third quarter of 2024, were mainly due to an increase in immunology projects, partially offset by a decrease in our late-stage innovative pipeline in neuroscience (mainly neuropsychiatry), which was also impacted by a reimbursement from our strategic partnerships in the third quarter of 2024.

Selling and Marketing (S&M) expenses in the third quarter of 2025 were $656 million, an increase of 5% compared to the third quarter of 2024. This increase was mainly to support revenue growth in our key innovative products and in generic products.

General and Administrative (G&A) expenses in the third quarter of 2025 were $317 million, an increase of 6% compared to the third quarter of 2024. This increase was mainly due to costs related to optimization activities of Teva’s global organization and operations in connection with Teva’s Transformation programs, as well as a negative impact from exchange rate fluctuations.

Other loss in the third quarter of 2025 was $7 million, compared to other income of $21 million in the third quarter of 2024. Other income in the third quarter of 2024 included a capital gain from the sale of a business in our International Markets segment.

Operating income in the third quarter of 2025 was $882 million, compared to an operating loss of $51 million in the third quarter of 2024. Operating income as a percentage of revenues was 19.7% in the third quarter of 2025, compared to an operating loss as a percentage of revenues of 1.2% in the third quarter of 2024. This increase was mainly due to the goodwill impairment charge and higher legal settlements and loss contingencies recorded in the third quarter of 2024. Non-GAAP operating income in the third quarter of 2025 was $1,294 million representing a non-GAAP operating margin of 28.9% compared to $1,214 million representing 28.0%, respectively, in the third quarter of 2024. The increase in non-GAAP operating margin in the third quarter of 2025 was due to higher gross profit margin, partially offset by an increase in operating expenses as a percentage of revenues.

Financial expenses, net in the third quarter of 2025 were $237 million, mainly comprised of net-interest expenses of $209 million. In the third quarter of 2024, financial expenses, net were $272 million, mainly comprised of net-interest expenses of $225 million and a negative exchange rate impact, driven mainly from currencies which we were unable to hedge.

In the third quarter of 2025, we recognized a tax expense of $214 million, on a pre-tax income of $646 million. In the third quarter of 2024, we recognized a tax expense of $69 million, on a pre-tax loss of $324 million.

Non-GAAP tax rate in the third quarter of 2025 was 14.7%, compared to 16.0% in the third quarter of 2024. Our non-GAAP tax rate in the third quarter of 2025 was mainly affected by changes in deferred tax balances due to statutory tax rate changes and interest and inflation adjustments related to the agreement with the Israeli Tax Authorities. Our non-GAAP tax rate in the third quarter of 2024 was mainly affected by the generation of profits in various jurisdictions with different tax rates, an adjustment to Teva’s corporate tax rate in Israel on losses related to non-qualified tax incentive activities in Israel, recording of valuation allowance with respect to certain carry over credits outside of Israel, as well as infrequent or non-recurring items.

We expect our annual non-GAAP tax rate for 2025 to be between 15%-18%, slightly higher than our non-GAAP tax rate for 2024, which was 15.3%, mainly due to a net tax benefit related to deferred tax assets resulting from intellectual property-related integration plans in 2024.

Net income attributable to Teva and diluted earnings per share in the third quarter of 2025 were $433 million and $0.37, respectively, compared to a net loss attributable to Teva and loss per share of $437 million and $0.39, respectively, in the third quarter of 2024. This change was mainly due to higher operating income in the third quarter of 2025, partially offset by higher income taxes, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the third quarter of 2025 were $910 million and $0.78, respectively, compared to $798 million and $0.69, respectively, in the third quarter of 2024.

Adjusted EBITDA was $1,394 million in the third quarter of 2025, an increase of 5%, compared to $1,327 million in the third quarter of 2024.

As of September 30, 2025 and 2024, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,184 million shares and 1,167 million shares, respectively.

Non-GAAP information: non-GAAP adjustments for non-GAAP net income attributable to Teva and non-GAAP diluted EPS in the third quarter of 2025 were $478 million and consisted of the following adjustments:

  Amortization of purchased intangible assets of $144 million, of which $134 million is included in cost of sales and the remaining $10 million in S&M expenses;
  Impairment of long-lived assets of $79 million;
  Legal settlements and loss contingencies of $60 million;
  Contingent consideration expenses of $16 million;
  Equity compensation expenses of $34 million;
  Restructuring expenses of $29 million;
  Financial expenses of $7 million;
  Other non-GAAP items of $51 million; and
  Corresponding tax effects and unusual tax items of $58 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the third quarter of 2025 was $369 million, compared to $693 million in the third quarter of 2024. The lower cash flow generated from operating activities in the third quarter of 2025 was mainly due to timing of sales and collections, as well as higher legal settlement payments, partially offset by lower tax payments and higher profit.

During the third quarter of 2025, we generated free cash flow of $515 million, which we define as comprising $369 million in cash flow generated from operating activities, $274 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $8 million of proceeds from divestitures of businesses and other assets, partially offset by $136 million in cash used for capital investment. During the third quarter of 2024, we generated free cash flow of $922 million, which we define as comprising $693 million in cash flow generated from operating activities, $339 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $38 million in divestitures of businesses and other assets, partially offset by $148 million in cash used for capital investment. The decrease in the third quarter of 2025 mainly resulted from lower cash flow generated from operating activities, as well as a decrease in proceeds from divestitures of businesses and other assets.

As of September 30, 2025, our debt was $16,790 million, compared to $17,783 million as of December 31, 2024. This decrease was mainly due to repayment at maturity of $1,812 million of our senior notes, partially offset by an increase of $791 million due to exchange rate fluctuations. Additionally, during the second quarter of 2025, we repurchased $2,290 million aggregate principal amount of notes upon consummation of a cash tender offer, and issued $2,298 million of senior notes, net of discount and issuance costs. The portion of total debt classified as short-term as of September 30, 2025 was negligible compared to 10% as of December 31, 2024. Our average debt maturity was approximately 5.85 years as of September 30, 2025, compared to 5.5 years as of December 31, 2024.

Segment Results for the Third Quarter of 2025

United States Segment

The following table presents revenues, expenses and profit for our United States segment for the three months ended September 30, 2025 and 2024:

	Three months ended September 30,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,483	100%	$2,225	100%
Cost of sales	996	40.1%	960	43.1%
Gross profit	1,486	59.9%	1,265	56.9%
R&D expenses	161	6.5%	151	6.8%
S&M expenses	278	11.2%	259	11.6%
G&A expenses	114	4.6%	107	4.8%
Other	(3)	§	§	§
Segment profit*	$937	37.7%	$748	33.6%
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our United States segment in the third quarter of 2025 were $2,483 million, an increase of $257 million, or 12%, compared to the third quarter of 2024. This increase was mainly due to higher revenues from our key innovative products, primarily AUSTEDO, and generic products including biosimilars.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended September 30, 2025 and 2024:

	Three months ended September 30,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)

Generic products (including biosimilars)	$1,175	$1,094	7%
AJOVY	73	58	27%
AUSTEDO	601	435	38%
BENDEKA® and TREANDA®	35	40	(13%)
COPAXONE	62	69	(9%)
UZEDY	43	35	24%
Anda	392	380	3%
Other	101	115	(13%)
Total	$2,483	$2,225	12%

Generic products (including biosimilars) revenues in our United States segment in the third quarter of 2025 were $1,175 million, an increase of 7% compared to the third quarter of 2024. This increase was mainly driven by higher revenues from our portfolio of biosimilar products.

Among the most significant generic products we sold in the United States in the third quarter of 2025 were lenalidomide capsules (the generic version of Revlimid®), epinephrine injectable solution (the generic equivalent of EpiPen® and EpiPen Jr®) and Truxima® (the biosimilar to Rituxan®). In the third quarter of 2025, our total prescriptions were approximately 261 million (based on trailing twelve months), representing 6.7% of total U.S. generic prescriptions, compared to approximately 292 million (based on trailing twelve months), representing 7.6% of total U.S. generic prescriptions in the third quarter of 2024, all according to IQVIA data.

AJOVY revenues in our United States segment in the third quarter of 2025 were $73 million, an increase of 27% compared to the third quarter of 2024, mainly due to growth in volume. In the third quarter of 2025, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 32.0% out of the subcutaneous injectable anti-CGRP class, compared to 29.1% in the third quarter of 2024. In August 2025, the FDA approved AJOVY for the preventive treatment of episodic migraine in children and adolescent patients aged 6 to 17 years.

AUSTEDO revenues (which include AUSTEDO XR®) in our United States segment in the third quarter of 2025 were $601 million, an increase of 38%, compared to $435 million in the third quarter of 2024. This increase was mainly due to growth in volumes.

During the third quarter of 2025, Teva and the Centers for Medicare and Medicaid Services (“CMS”) negotiated a maximum fair price for the AUSTEDO products, based on CMS’s list of prescription medicines selected for price-setting discussions, in which they were originally included. The agreement is expected to be announced by CMS in November 2025. The revised prices set by the U.S. Government, will become effective January 1, 2027 and will apply to eligible Medicare patients.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023 in three doses of 6, 12 and 24 mg, and became commercially available in the U.S. in May 2023. The FDA approved AUSTEDO XR as a one pill, once-daily treatment option in doses of 30, 36, 42, and 48 mg in May 2024 and in a 18 mg dose in July 2024. AUSTEDO XR is a once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, in addition to the currently marketed twice-daily AUSTEDO. AUSTEDO XR is protected by 11 Orange Book patents expiring between 2031 and 2041.

UZEDY (risperidone) extended-release injectable suspension revenues in our United States segment in the third quarter of 2025 were $43 million, an increase of 24% compared to the third quarter of 2024, mainly due to growth in volume.

BENDEKA and TREANDA combined revenues in our United States segment in the third quarter of 2025 were $35 million, a decrease of 13% compared to the third quarter of 2024, mainly due to competition from alternative therapies, as well as from generic bendamustine products.

COPAXONE revenues in our United States segment in the third quarter of 2025 were $62 million, a decrease of 9% compared to the third quarter of 2024, mainly due to competition.

Anda revenues from third-party products in our United States segment in the third quarter of 2025 were $392 million, an increase of 3%, compared to $380 million in the third quarter of 2024. This increase was mainly due to higher volumes. Anda, our distribution business in the United States, distributes generic and innovative medicines and OTC pharmaceutical products from Teva and various third-party manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States.

United States Gross Profit

Gross profit from our United States segment in the third quarter of 2025 was $1,486 million, an increase of 17%, compared to $1,265 million in the third quarter of 2024.

Gross profit margin for our United States segment in the third quarter of 2025 increased to 59.9%, compared to 56.9% in the third quarter of 2024. This increase was mainly due to a favorable mix of products primarily driven by higher revenues from AUSTEDO.

United States Profit

Profit from our United States segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our United States segment in the third quarter of 2025 was $937 million, an increase of 25% compared to $748 million in the third quarter of 2024. This increase was mainly due to higher gross profit, as discussed above.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended September 30, 2025 and 2024:

	Three months ended September 30,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,235	100%	$1,265	100%
Cost of sales	570	46.1%	566	44.8%
Gross profit	665	53.9%	698	55.2%
R&D expenses	62	5.0%	55	4.3%
S&M expenses	225	18.2%	203	16.0%
G&A expenses	75	6.1%	67	5.3%
Other	§	§	1	§
Segment profit*	$303	24.5%	$373	29.5%
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the third quarter of 2025 were $1,235 million, a decrease of 2%, or $30 million, compared to the third quarter of 2024. In local currency terms, revenues decreased by 10% compared to the third quarter of 2024, mainly due to higher proceeds from the sale of certain product rights in the third quarter of 2024, and lower revenues from generic products, partially offset by higher revenues from AJOVY.

In the third quarter of 2025, revenues were positively impacted by exchange rate fluctuations of $91 million, including hedging effects, compared to the third quarter of 2024. Revenues in the third quarter of 2025, included $6 million from a positive hedging impact, which is included in “Other” in the table below. Revenues in the third quarter of 2024 included $10 million from a negative hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities
The following table presents revenues for our Europe segment by major products and activities for the three months ended September 30, 2025 and 2024:

	Three months ended September 30,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$982	$973	1%
AJOVY	66	56	18%
COPAXONE	44	53	(18%)
Respiratory products	52	60	(13%)
Other*	91	124	(26%)
Total	$1,235	$1,265	(2%)
*Other revenues in the third quarter of 2025 and 2024 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the third quarter of 2025 were $982 million, an increase of 1% compared to the third quarter of 2024. In local currency terms, revenues decreased by 5%, mainly due to lower volumes and price reductions as a result of market dynamics and lower sales of seasonal OTC products, partially offset by higher revenues from recently launched products.

AJOVY revenues in our Europe segment in the third quarter of 2025 increased by 18% to $66 million, compared to $56 million in the third quarter of 2024. In local currency terms revenues increased by 11% due to growth in volume.

COPAXONE revenues in our Europe segment in the third quarter of 2025 were $44 million, a decrease of 18% compared to the third quarter of 2024. In local currency terms revenues decreased by 23%, due to price reductions and lower volumes resulting from the availability of alternative therapies.

Respiratory products revenues in our Europe segment in the third quarter of 2025 were $52 million, a decrease of 13% compared to the third quarter of 2024. In local currency terms, revenues decreased by 18%, mainly due to net price reductions and lower volumes associated with the availability of alternative therapies.

Europe Gross Profit

Gross profit from our Europe segment in the third quarter of 2025 was $665 million, a decrease of 5% compared to $698 million in the third quarter of 2024.

Gross profit margin for our Europe segment in the third quarter of 2025 decreased to 53.9%, compared to 55.2% in the third quarter of 2024. This decrease was mainly due to higher proceeds from the sale of certain product rights in the third quarter of 2024, and an unfavorable mix of products, partially offset by a positive impact from hedging activities.

Europe Profit

Profit from our Europe segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the third quarter of 2025 was $303 million, a decrease of 19%, compared to $373 million in the third quarter of 2024. This decrease was mainly due to lower gross profit and higher S&M expenses.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and the countries included in our Europe segment. The International Markets segment covers a substantial portion of the global pharmaceutical industry, including more than 35 countries.

The countries in our International Markets segment include highly regulated, mainly generic markets, such as Canada and Israel, and branded generics-oriented markets, such as Russia and certain Latin America markets.

On March 31, 2025, we divested our Teva-Takeda business venture in Japan, which included generic products and legacy products.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended September 30, 2025 and 2024:

	Three months ended September 30,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$557	100%	$613	100%
Cost of sales	280	50.2%	307	50.1%
Gross profit	278	49.8%	306	49.9%
R&D expenses	26	4.6%	27	4.4%
S&M expenses	122	21.9%	134	21.9%
G&A expenses	36	6.4%	36	5.8%
Other	§	§	§	§
Segment profit*	$95	17.0%	$109	17.8%
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the third quarter of 2025 were $557 million, a decrease of 9%, or 10% in local currency terms compared to the third quarter of 2024. This decrease was mainly due to the divestment of our business venture in Japan, partially offset by higher revenues, mainly from generic products in other markets.

In the third quarter of 2025, revenues were positively impacted by exchange rate fluctuations of $9 million, including hedging effects, compared to the third quarter of 2024. Revenues in the third quarter of 2025 included $2 million from a positive hedging impact, compared to a positive hedging impact of $1 million in the third quarter of 2024, which are included in “Other” in the table below

The following table presents revenues for our International Markets segment by major products and activities for the three months ended September 30, 2025 and 2024:

	Three months ended September 30,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$421	$477	(12%)
AJOVY	30	24	23%
AUSTEDO	17	13	32%
COPAXONE	8	13	(40%)
Other*	82	86	(4%)
Total	$557	$613	(9%)
*Other revenues in the third quarter of 2025 and 2024 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our International Markets segment were $421 million in the third quarter of 2025, a decrease of 12% in U.S. dollars. In local currency terms revenues decreased by 13%, compared to the third quarter of 2024, mainly due to the divestment of our business venture in Japan, partially offset by higher revenues in other markets.

AJOVY was launched in certain markets in our International Markets segment, including in Canada, Japan, Australia, Israel, South Korea, Brazil and others. AJOVY revenues in our International Markets segment in the third quarter of 2025 were $30 million, compared to $24 million in the third quarter of 2024. In local currency terms, revenues increased by 21%, mainly due to growth in existing markets in which AJOVY was launched.

AUSTEDO was launched in China and Israel in 2021 and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia. In February 2024, we announced a strategic partnership for the marketing and distribution of AUSTEDO in China with Jiangsu Nhwa Hexin Pharmaceutical Marketing Co., Ltd. In April 2025, AUSTEDO received marketing authorization in South Korea. We continue to pursue additional submissions in various other markets.

AUSTEDO revenues in our International Markets segment in the third quarter of 2025 were $17 million compared to $13 million in the third quarter of 2024. In local currency terms, revenues increased by 31%.

COPAXONE revenues in our International Markets segment in the third quarter of 2025 were $8 million compared to $13 million in the third quarter of 2024.

International Markets Gross Profit

Gross profit from our International Markets segment in the third quarter of 2025 was $278 million, a decrease of 9% compared to $306 million in the third quarter of 2024.

Gross profit margin for our International Markets segment in the third quarter of 2025 decreased to 49.8%, compared to 49.9% in the third quarter of 2024.

International Markets Profit

Profit from our International Markets segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the third quarter of 2025 was $95 million, a decrease of 13%, compared to $109 million in the third quarter of 2024. This decrease was mainly due to the divestment of our business venture in Japan.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our United States, Europe or International Markets segments described above.

On January 31, 2024, we announced that we intend to divest our API business (including its R&D, manufacturing and commercial activities) through a sale. The intention to divest is in alignment with our Pivot to Growth strategy. As of the date of this Press Release, exclusive discussions with a selected buyer on the sale have terminated. Teva is initiating a renewed sales process, maintaining its strategic intention to divest its API business. However, there can be no assurance regarding the ultimate timing or structure of a potential divestiture or that a divestiture will be agreed or completed at all.

Revenues from other activities in the third quarter of 2025 were $205 million, a decrease of 10% in U.S. dollars, or 13% in local currency terms, compared to the third quarter of 2024, mainly due to a decrease in revenues from contract manufacturing services in the third quarter of 2025.

API sales to third parties in the third quarter of 2025 were $125 million, a decrease of 4% in both U.S. dollars and local currency terms, compared to the third quarter of 2024.

Outlook for 2025 Non-GAAP Results

$ billions, except EPS or as noted	January 2025	May 2025	July 2025	November 2025
Revenues*	$16.8 - $17.4	$16.8 - $17.2	$16.8 - $17.2	$16.8 - $17.0
AUSTEDO ($m)*	1,900-2,050	1,950-2,050	2,000-2,050	2,050-2,150
AJOVY ($m)*	~600	~600	630-640	630-640
UZEDY ($m)*	~160	~160	190-200	190-200
COPAXONE ($m)*	~370	~370	~370	~370
Operating Income	4.1 - 4.6	4.3 - 4.6	4.3 - 4.6	4.4 - 4.6
Adjusted EBITDA	4.5 - 5.0	4.7 - 5.0	4.7 - 5.0	4.8 - 5.0
Tax Rate	15%-18%	15%-18%	15%-18%	15%-18%
Finance Expenses	~0.9	~0.9	~0.9	~0.9
Diluted EPS ($)	2.35 - 2.65	2.45 - 2.65	2.50 - 2.65	2.55 - 2.65
Free Cash Flow**	1.6 – 1.9	1.6 – 1.9	1.6 – 1.9	1.6 – 1.9
CAPEX*	~0.5	~0.5	~0.5	~0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income
* Revenues and CAPEX presented on a GAAP basis.

** Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, November 5, 2025 at 8:00 a.m. ET to discuss its third quarter 2025 financial results and overall business environment.

A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll‐free phone number and your personal pin.

A live webcast of the call will be available on Teva's website at: www.tevapharm.com

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is transforming into a leading innovative biopharmaceutical company, enabled by a world-class generics business. For over 120 years, Teva’s commitment to bettering health has never wavered. From innovating in the fields of neuroscience and immunology to providing complex generic medicines, biosimilars and pharmacy brands worldwide, Teva is dedicated to addressing patients’ needs, now and in the future. At Teva, We Are All In For Better Health. To learn more about how, visit www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance and, to compare our results against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” "outlook" and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; competition faced by our generic medicines from other pharmaceutical companies and changes in regulatory policy that may result in additional costs and delays; delays in launches of new generic products; our ability to develop and commercialize additional pharmaceutical products; competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to successfully execute our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines, and to execute on our organizational transformation and to achieve expected cost savings; and the effectiveness of our patents and other measures to protect our intellectual property rights, including any potential challenges to our Orange Book patent listings in the U.S.;
  our significant indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments; and our potential need to raise additional funds in the future, which may not be available on acceptable terms or at all;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; significant disruptions of information technology systems, including cybersecurity attacks and breaches of our data security; interruptions in our supply chain or problems with internal or third party manufacturing; any impact of a prolonged government shutdown; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism, such as the ongoing conflict between Russia and Ukraine and in the Middle East; our ability to attract, hire, integrate and retain highly skilled personnel; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively consummate such sales and divestitures, including our planned divestiture of our API business;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory requirements and changes; the effects of governmental and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage, including as a result of the One Big Beautiful Bill signed into law in the U.S. in July 2025 (“OBBBA”), which is expected to result in stricter Medicaid eligibility requirements and work requirements, which may result in reduced Medicaid enrollment and a resulting decline in coverage for purchases of our medicines, and U.S. Executive Orders issued in April and May 2025 intended to reduce the prices paid by Americans for prescription medicines, including most-favored-nation pricing; increased legal and regulatory action in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (“DPA”) with the U.S. Department of Justice (“DOJ”); potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare, Medicaid and other governmental programs reporting and payment obligations; compliance with sanctions and trade control laws; environmental risks; and the impact of sustainability issues;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including in the Middle East and in Russia and Ukraine; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business; our exposure to changes in international trade policies, including the imposition of tariffs in the jurisdictions in which we operate, and the effects of such developments on sales of our products and the pricing and availability of our raw materials; and the impact of any future failure to establish and maintain effective internal control over our financial reporting;

and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the third quarter of 2025 and in our Annual Report on Form 10-K for the year ended December 31, 2024, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
(Unaudited)

		Three months ended		Nine months ended
		September 30,		September 30,
		2025	2024	2025	2024
Net revenues		4,480	4,332	12,547	12,315
Cost of sales		2,176	2,183	6,264	6,372
Gross profit		2,304	2,148	6,282	5,943
Research and development expenses		256	240	746	751
Selling and marketing expenses		656	626	1,933	1,891
General and administrative expenses		317	298	920	859
Intangible assets impairments		64	28	227	169
Goodwill impairment		-	600	-	1,000
Other asset impairments, restructuring and other items		62	(23)	272	931
Legal settlements and loss contingencies		60	450	312	638
Other loss (income)		7	(21)	15	(22)
Operating income (loss)		882	(51)	1,857	(274)
Financial expenses, net		237	272	714	763
Income (loss) before income taxes		646	(324)	1,143	(1,037)
Income taxes (benefit)		214	69	210	648
Share in (profits) losses of associated companies, net		(2)	(3)	(4)	(1)
Net income (loss)		434	(390)	937	(1,684)
Net income (loss) attributable to redeemable and non-redeemable non-controlling interests		1	47	7	(262)
Net income (loss) attributable to Teva		433	(437)	930	(1,422)

Earnings (loss) per share attributable to Teva:	Basic ($)	0.38	(0.39)	0.81	(1.26)
	Diluted ($)	0.37	(0.39)	0.80	(1.26)
Weighted average number of shares (in millions):	Basic	1,147	1,133	1,144	1,130
	Diluted	1,164	1,133	1,160	1,130

Non-GAAP net income attributable to Teva for diluted earnings per share:*		910	798	2,281	2,043

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.78	0.69	1.97	1.78

Non-GAAP average number of shares (in millions):	Diluted	1,164	1,155	1,160	1,148

Amounts may not add up due to rounding.

§ Represents an amount less than $0.5 million.
* See reconciliation attached.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions, except for share data)
(Unaudited)

	September 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$2,203	$3,300
Accounts receivables, net of allowance for credit losses of $82 million and $78 million as of September 30, 2025 and December 31, 2024, respectively.	3,810	3,059
Inventories	3,323	3,007
Prepaid expenses	1,115	1,006
Other current assets	477	409
Assets held for sale	1,809	1,771
Total current assets	12,736	12,552
Deferred income taxes	1,634	1,799
Other non-current assets	444	462
Property, plant and equipment, net	4,820	4,581
Operating lease right-of-use assets, net	342	367
Identifiable intangible assets, net	3,936	4,418
Goodwill	15,945	15,147
Total assets	$39,856	$39,326

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$24	$1,781
Sales reserves and allowances	4,134	3,678
Accounts payables	2,355	2,203
Employee-related obligations	561	624
Accrued expenses	2,989	2,792
Other current liabilities	1,103	1,020
Liabilities held for sale	324	698
Total current liabilities	11,491	12,796

Long-term liabilities:
Deferred income taxes	399	483
Other taxes and long-term liabilities	3,664	4,028
Senior notes and loans	16,766	16,002
Operating lease liabilities	283	296
Total long-term liabilities	21,111	20,809
Total liabilities	32,602	33,606
Redeemable non-controlling interests	-	340

Equity:
Teva shareholders’ equity:	7,250	5,373
Non-controlling interests	4	7
Total equity	7,254	5,380
Total liabilities and equity	$39,856	$39,326

Amounts may not add up due to rounding.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
2025		2024	2025	2024
Operating activities:
Net income (loss)	$434	(390)	$937	(1,684)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	249	259	742	790
Impairment of goodwill	-	600	-	1,000
Impairment of long-lived assets and assets held for sale	79	(51)	255	758
Net change in operating assets and liabilities	(561)	317	(1,595)	(190)
Deferred income taxes – net and uncertain tax positions	107	(53)	(76)	(666)
Stock-based compensation	34	29	106	89
Other items*	27	2	122	597
Net loss (gain) from sale of business and long-lived assets	-	(21)	-	(22)
Net cash provided by (used in) operating activities	369	693	491	672

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	274	339	932	951
Purchases of property, plant and equipment and intangible assets	(136)	(148)	(359)	(369)
Proceeds from sale of business and long-lived assets, net	8	38	34	39
Acquisition of businesses, net of cash acquired	-	-	-	(15)
Purchases of investments and other assets .	(13)	(1)	(40)	(56)
Proceeds from sale of investments	-	40	-	40
Other investing activities	2	-	5	-
Net cash provided by (used in) investing activities	135	268	572	590

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	(444)	-	(4,112)	(956)
Proceeds from senior notes, net of issuance costs	(7)	-	2,298	-
Purchase of shares from redeemable and non-redeemable non-controlling interests	-	-	(38)	(64)
Dividends paid to redeemable and non-redeemable non-controlling interests	-	-	(340)	(78)
Other financing activities	(2)	-	1	(19)
Net cash provided by (used in) financing activities	(453)	-	(2,191)	(1,117)

Translation adjustment on cash and cash equivalents	(9)	100	31	(53)

Net change in cash and cash equivalents	42	1,061	(1,097)	92
Balance of cash, cash equivalents at beginning of period	2,161	2,258	3,300	3,227

Balance of cash, cash equivalents at end of period	$2,203	3,319	$2,203	3,319

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$296	332	$937	964

*Adjustment in the three months period ended September 30, 2024 was mainly related to an agreement with the Israeli Tax Authorities.

Amounts may not add up due to rounding. The accompanying notes are an integral part of the financial statements.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva

			Three months ended			Nine months ended
			September 30,			September 30,
($ in millions except per share amounts)			2025	2024		2025	2024
Net income (Loss) attributable to Teva		($)	433	(437)	($)	930	(1,422)
Increase (decrease) for excluded items:
	Amortization of purchased intangible assets		144	146		436	444
	Legal settlements and loss contingencies(1)		60	450		309	638
	Goodwill impairment(2)		-	600		-	1,000
	Impairment of long-lived assets(3)		79	(51)		255	758
	Restructuring costs(4)		29	21		196	52
	Equity compensation		34	29		106	89
	Contingent consideration(5)		16	34		46	305
	Loss (Gain) on sale of business		-	(20)		-	(21)
	Financial expenses		7	11		58	35
	Redeemable and non-redeemable non-controlling interests(6)		-	41		2	(276)
	Other non-GAAP items(7)		51	57		167	170
	Corresponding tax effects and unusual tax items(8)		58	(83)		(225)	270
Non-GAAP net income attributable to Teva		($)	910	798	($)	2,281	2,043
Non-GAAP tax rate(9)			14.7%	16.0%		16.0%	15.5%
GAAP diluted earnings (loss) per share attributable to Teva		($)	0.37	(0.39)	($)	0.80	(1.26)
EPS difference(10)			0.41	1.08		1.16	3.04
Non-GAAP diluted EPS attributable to Teva(10)		($)	0.78	0.69	($)	1.97	1.78
Non-GAAP average number of shares (in millions)(10)			1,164	1,155		1,160	1,148

(1)	For the third quarter of 2025, adjustments of legal settlements and loss contingencies mainly consisted of an update to the estimated settlement provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments) of $42 million. Adjustments for legal settlements and loss contingencies in the third quarter of 2024 mainly related to a provision of $350 million recorded in connection with a decision by the European Commission in its antitrust investigation into COPAXONE, and to an update to the estimated settlement provision of $121 million for the opioid cases (mainly related to the settlement agreement with the city of Baltimore and the effect of the passage of time on the net present value of the discounted payments). For the nine months ended September 30, 2025, adjustments of legal settlements and loss contingencies mainly consisted of (a) an update to the estimated settlement provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments) of $139 million, and (b) an update to the estimated provision recorded for the claims brought by attorneys general representing states and territories throughout the United States in the generic drug antitrust litigation of $55 million. Adjustments for legal settlements and loss contingencies in the nine months ended September 30, 2024 were mainly related to a provision of $350 million recorded in connection with the decision by the European Commission in its antitrust investigation into COPAXONE, and to an update to the estimated settlement provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments and the settlement agreement with the city of Baltimore) of $239 million.
(2)	Goodwill impairment charges of $600 million and $1,000 million related to Teva’s API reporting unit were recorded in the three and nine months ended September 30, 2024, respectively.
(3)	For the nine months ended September 30, 2025, the adjustment for impairment of long-lived assets was mainly related to products in the U.S. and Europe. For the nine months ended September 30, 2024, adjustments for impairment of long-lived assets and redeemable and non-redeemable non-controlling interests, primarily consisted of $561 million and $275 million, respectively, related to the classification of the business venture in Japan as held for sale.
(4)	In the nine months ended September 30, 2025, Teva recorded $196 million, of restructuring expenses primarily related to optimization activities in connection with Teva's Transformation programs related to Teva’s global organization and operations, mainly through headcount reduction.
(5)	Adjustments for the nine months ended September 30, 2024 primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®) of $266 million.
(6)	For the nine months ended September 30, 2024, the redeemable and non-redeemable non-controlling interests portion of long-lived assets impairment related to the classification of our business venture in Japan as held for sale.
(7)	Other non-GAAP adjustments include other exceptional items for which their exclusion is important to facilitate an understanding of trends in our financial results and primarily related to the rationalization of our plants, accelerated depreciation, certain inventory write-offs, material litigation fees and other unusual events.
(8)	Adjustments for corresponding tax effects and unusual tax items exclusively consisted of the tax impact directly attributable to the pre-tax items that are excluded from non-GAAP net income included in the other adjustments to this table.
(9)	Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.
(10)	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of gross profit to Non-GAAP gross profit
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
($ in millions)	2025	2024	2025	2024
Gross profit	$2,304	2,148	$6,282	5,943
Gross profit margin	51.4%	49.6%	50.1%	48.3%
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets	134	136	406	409
Equity compensation	6	5	17	17
Other non-GAAP items	32	38	101	125
Non-GAAP gross profit	$2,475	2,327	$6,807	6,495
Non-GAAP gross profit margin (2)	55.3%	53.7%	54.3%	52.7%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)
(Unaudited)

		Three months ended			Nine months ended
		September 30,			September 30,
($ in millions)		2025	2024		2025	2024
Operating income (loss)	($)	882	(51)	($)	1,857	(274)
Operating margin		19.7%	(1.2%)		14.8%	(2.2%)
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets		144	146		436	444
Legal settlements and loss contingencies		60	450		309	638
Goodwill impairment		-	600		-	1,000
Impairment of long-lived assets		79	(51)		255	758
Restructuring costs		29	21		196	52
Equity compensation		34	29		106	89
Contingent consideration		16	34		46	305
Loss (gain) on sale of business		-	(20)		-	(21)
Other non-GAAP items		51	56		167	169
Non-GAAP operating income (loss)	($)	1,294	1,214	($)	3,373	3,162
Non-GAAP operating margin(2)	($)	28.9%	28.0%	($)	26.9%	25.7%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Reconciliation of net income (loss) to adjusted EBITDA
		(Unaudited)
		Three months ended		Nine months ended
		September 30,		September 30,
($ in millions)		2025	2024	2025	2024
Net income (loss)		$434	(390)	$937	(1,684)
Increase (decrease) for excluded items:(1)
	Financial expenses	237	272	714	763
	Income taxes	214	69	210	648
	Share in profits (losses) of associated companies –net	(2)	(3)	(4)	(1)
	Depreciation	105	113	306	346
	Amortization	144	146	436	444
EBITDA		1,131	208	2,599	515
	Legal settlements and loss contingencies	60	450	309	638
	Goodwill impairment	-	600	-	1,000
	Impairment of long lived assets	79	(51)	255	758
	Restructuring costs	29	21	196	52
	Equity compensation	34	29	106	89
	Contingent consideration	16	34	46	305
	Loss (Gain) on sale of Business	-	(20)	-	(21)
	Other non-GAAP items	46	56	156	162
Adjusted EBITDA		$1,394	1,327	$3,668	3,500

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
§ Represents an amount of less than $0.5 million.

	Segment Information
	(Unaudited)

	United States				Europe				International Markets
	Three months ended September 30,				Three months ended September 30,				Three months ended September 30,
	2025		2024		2025		2024		2025		2024

	(U.S. $ in millions)				(U.S. $ in millions)				(U.S. $ in millions)

Revenues	$2,483		$2,225		$1,235		$1,265		$557		$613
Cost of sales	996		960		570		566		280		307
Gross profit	1,486	-	1,265	-	665	-	698	-	278	-	306
R&D expenses	161		151		62		55		26		27
S&M expenses	278		259		225		203		122		134
G&A expenses	114		107		75		67		36		36
Other	(3)		§		§		1		§		§
Segment profit	$937		$748		$303		$373		$95		$109

§ Represents an amount less than $0.5 million.

Segment Information
Unaudited

	United States		Europe		International Markets
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024	2025	2024

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$6,543	$6,060	$3,726	$3,749	$1,634	$1,802
Cost of sales	2,748	2,769	1,687	1,637	835	914
Gross profit	3,795	3,291	2,039	2,113	799	889
R&D expenses	467	475	181	173	75	85
S&M expenses	831	789	652	605	353	397
G&A expenses	323	300	210	197	107	109
Other	(1)	(1)	§	1	(3)	(1)
Segment profit	$2,175	$1,727	$996	$1,137	$266	$299

§ Represents an amount less than $0.5 million.

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Three months ended
	September 30,
	2025	2024

	(U.S.$ in millions)

United States profit	$937	$748
Europe profit	303	373
International Markets profit	95	109
Total reportable segment profit	1,334	1,230
Profit (loss) of other activities	(40)	(16)
Total segment profit	1,294	1,214
Amounts not allocated to segments:
Amortization	144	146
Other asset impairments, restructuring and other items	62	(23)
Goodwill impairment	-	600
Intangible asset impairments	64	28
Legal settlements and loss contingencies	60	450
Other unallocated amounts	82	64
Consolidated operating income (loss)	882	(51)
Financial expenses - net	237	272
Consolidated income (loss) before income taxes	$646	$(324)

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Nine months ended
	September 30,
	2025	2024

	(U.S.$ in millions)

United States profit	$2,175	$1,727
Europe profit	996	1,137
International Markets profit	266	299
Total reportable segment profit	3,437	3,163
Profit (loss) of other activities	(64)	(1)
Total segment profit	3,373	3,162
Amounts not allocated to segments:
Amortization	436	444
Other asset impairments, restructuring and other items	272	931
Goodwill impairment	-	1,000
Intangible asset impairments	227	169
Legal settlements and loss contingencies	309	638
Other unallocated amounts	272	254
Consolidated operating income (loss)	1,857	(274)
Financial expenses - net	714	763
Consolidated income (loss) before income taxes	$1,143	$(1,037)

Segment revenues by major products and activities
(Unaudited)

	Three months ended		Percentage
	September 30,		Change
	2025	2024	2024-2025
	(U.S.$ in millions)
United States segment
Generic products (including biosimilars)	$1,175	$1,094	7%
AJOVY	73	58	27%
AUSTEDO	601	435	38%
BENDEKA and TREANDA	35	40	(13%)
COPAXONE	62	69	(9%)
UZEDY	43	35	24%
Anda	392	380	3%
Other	101	115	(13%)
Total	2,483	2,225	12%

	Three months ended		Percentage
	September 30,		Change
	2025	2024	2024-2025
	(U.S.$ in millions)
Europe segment
Generic products (including OTC and biosimilars)	$982	$973	1%
AJOVY	66	56	18%
COPAXONE	44	53	(18%)
Respiratory products	52	60	(13%)
Other*	91	124	(26%)
Total	1,235	1,265	(2%)

*Other revenues in the third quarter of 2025 and 2024 include the sale of certain product rights.

	Three months ended		Percentage
	September 30,		Change
	2025	2024	2024-2025
	(U.S.$ in millions)
International Markets segment
Generic products (including OTC and biosimilars)	$421	$477	(12%)
AJOVY	30	24	23%
AUSTEDO	17	13	32%
COPAXONE	8	13	(40%)
Other*	82	86	(4%)
Total	557	613	(9%)

*Other revenues in the third quarter of 2025 and 2024 include the sale of certain product rights.

Segment revenues by major products and activities
(Unaudited)

	Nine months ended		Percentage
	September 30,		Change
	2025	2024	2024-2025
	(U.S.$ in millions)
United States segment
Generic products	$2,984	$2,924	2%
AJOVY	190	144	31%
AUSTEDO	1,492	1,124	33%
BENDEKA / TREANDA	111	127	(13%)
COPAXONE	179	179	0%
UZEDY	136	75	82%
Anda	1,130	1,134	0%
Other	321	352	(9%)
Total	6,543	6,060	8%

	Nine months ended		Percentage
	September 30,		Change
	2025	2024	2024-2025
	(U.S.$ in millions)
Europe segment
Generic products	$3,011	$2,947	2%
AJOVY	195	158	23%
COPAXONE	135	163	(17%)
Respiratory products	162	183	(12%)
Other*	223	299	(25%)
Total	3,726	3,749	(1%)

*Other revenues in the first nine months of 2025 and 2024 include the sale of certain product rights.

	Nine months ended		Percentage
	September 30,		Change
	2025	2024	2024-2025
	(U.S.$ in millions)
International Markets segment
Generic products	$1,298	$1,440	(10%)
AJOVY	78	63	24%
AUSTEDO	34	39	(12%)
COPAXONE	25	38	(35%)
Other*	199	222	(11%)
Total	1,634	1,802	(9%)

*Other revenues in the first nine months of 2025 and 2024 include the sale of certain product rights.

Free cash flow reconciliation
(Unaudited)

	Three months ended September 30,
	2025	2024

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	369	693
Beneficial interest collected in exchange for securitized accounts receivables	274	339
Capital investment	(136)	(148)
Proceeds from divestitures of businesses and other assets, net	8	38
Free cash flow	$515	$922

Free cash flow reconciliation
(Unaudited)

	Nine months ended September 30,
	2025	2024

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	491	672
Beneficial interest collected in exchange for securitized trade receivables	932	951
Capital investment	(359)	(369)
Proceeds from divestitures of businesses and other assets, net	34	39
Acquisition of businesses, net of cash acquired	-	(15)
Free cash flow	$1,098	$1,278

Teva Media Inquiries
TevaCommunicationsNorthAmerica@tevapharm.com

Teva Investor Relations Inquiries
TevaIR@Tevapharm.com

A PDF accompanying this announcement is available at http://ml-eu.globenewswire.com/Resource/Download/cc1e9e1b-106f-4032-8294-dc114bd3e936